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                                                              Exhibit 8



                               June 13, 2002


John Deere Capital Corporation
One John Deere Road
Moline, IL 61265

Ladies and Gentlemen:

         We have acted as special United States federal income tax counsel to John Deere Capital Corporation (the "Company") in connection with the filing by the Company of a registration statement on Form S-3 (No. 333-86790) with the Securities and Exchange Commission (the "Commission") relating to the Company's issuance of up to $4,845,850,000 aggregate principal amount of its Medium-Term Notes, Series D, Due from 9 Months to 30 Years from Date of
Issue (the "Notes"). Amendment No. 1 to such registration statement (the "Registration Statement") is being filed on the date hereof. The Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-62622).

         The discussion under the heading "United States Federal Income Taxation" in the Prospectus Supplement included in the Registration Statement is our opinion and, subject to the limitations stated therein, accurately describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading "United States Federal Income Taxation" in the Prospectus Supplement included in the Registration Statement.



                                           Very truly yours,

                                           /s/ Shearman & Sterling